UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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QAD Inc.

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QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000
May 19, 2010
To All QAD Inc. Stockholders:
On behalf of the Board of Directors of QAD Inc. (“QAD”), I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, on Wednesday, June 9, 2010 at 4:30 p.m. Pacific Daylight Time. A Notice of the Annual Meeting of Stockholders, proxy card and proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed.
At this year’s meeting you will be asked to elect seven directors. The accompanying Notice of Annual Meeting and proxy statement describe this proposal. We encourage you to read the enclosed information carefully.
Whether in person or by proxy, it is important that your shares be represented at the Annual Meeting. To ensure your participation in the Annual Meeting, regardless of whether or not you plan to attend in person, please vote the enclosed proxy card today by telephone or over the Internet or by signing, dating and returning your proxy card in the postage-paid envelope provided. If you do attend the Annual Meeting, you may revoke your previous proxy at that time if you wish, and vote in person. If you plan to vote your shares at the Annual Meeting, please note the instructions on page 3 of the enclosed proxy statement.
We look forward to seeing you at the Annual Meeting.
Sincerely,
Karl F. Lopker
Chief Executive Officer

QAD INC.
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2010
Notice is hereby given that the Annual Meeting of Stockholders of QAD Inc. will be held on Wednesday, June 9, 2010, at 4:30 p.m. Pacific Daylight Time, at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, for the following purposes:
1.	To elect seven directors to serve until the next Annual Meeting of Stockholders; and

2.	To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.
Our Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board of Directors.
Only stockholders of record at the close of business on April 19, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
By Order of the Board of Directors
Daniel Lender
Secretary
Santa Barbara, California
May 19, 2010
IMPORTANT
All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of April 19, 2010, you will be admitted to the meeting. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership of such stock or a valid proxy signed by the record holder. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker. Whether or not you intend to be present in person at the Annual Meeting, please vote the enclosed proxy card today by telephone or over the Internet or by signing, dating and returning your proxy card in the postage-paid envelope provided.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2010.
Our Proxy Statement and Annual Report on Form 10-K to Stockholders are available at www.proxyvote.com.
We are mailing a printed copy of proxy materials to each stockholder and are allowing stockholders to access the proxy materials over the Internet at www.proxyvote.com.

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000
PROXY STATEMENT
THE ANNUAL MEETING
This proxy statement and the enclosed proxy card are being mailed to you by the Board of Directors of QAD Inc., a Delaware corporation (“QAD,” the “Company,” “we” or “us”), on or about May 19, 2010. The Board of Directors requests that your shares be represented by the proxies named on the proxy card at the Annual Meeting of Stockholders to be held on June 9, 2010.
FREQUENTLY ASKED QUESTIONS REGARDING ATTENDANCE AND VOTING
Who is soliciting my vote?
The Board of Directors of QAD is soliciting your vote at the 2010 Annual Meeting of Stockholders.
What is the purpose of the Annual Meeting?
You will be voting on:
•	Electing seven directors as nominated; and

•	Any other business that may properly come before the meeting.
What are the Board of Directors’ recommendations?
The Board recommends a vote:
•	for the election of the seven nominated directors; and

•	for or against any other matters that may come before the Annual Meeting, as the proxy holders deem advisable.
Who is entitled to vote at the Annual Meeting?
The Board of Directors set April 19, 2010 as the record date for the Annual Meeting. All stockholders who owned QAD common stock at the close of business on April 19, 2010 may attend and vote at the Annual Meeting.
How many votes do I have?
You have one vote for each share of QAD common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee (“Nominee”).
What is the difference between holding shares as a stockholder of record and beneficial owner?
Most stockholders of the Company hold their shares through a Nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with QAD’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a Nominee, you are considered the beneficial owner of the shares which are held in “street name” and these proxy materials are being forwarded to you by your Nominee, who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your Nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your Nominee. Your Nominee has enclosed a voting instruction card for you to use in directing the Nominee how to vote your shares.
How many votes must be present to hold the Annual Meeting?
A majority of the Company’s outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. Both abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (“Broker Non-Votes”) are counted as present for the purpose of determining the presence of a quorum.
How many votes are required to elect directors?
Directors are elected by a plurality of the votes cast. If you withhold authority to vote with respect to the election of some or all of the nominated directors, your shares will not be voted with respect to those nominated directors indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominated directors.
Is my vote confidential?
All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy. Your vote will not be disclosed to anyone, other than the independent tabulator, without your consent.
What if I don’t give specific voting instructions?
Each stockholder of record at the close of business on April 19, 2010 is entitled to one vote for each share registered in the stockholder’s name. There is no cumulative voting. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of AST, QAD’s stock transfer agent. Persons who held shares on the record date through a Nominee are considered beneficial owners. On April 19, 2010, there were 31,365,150 outstanding shares of common stock of QAD, excluding 3,986,131 shares held in treasury.
Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy.
Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting. Abstentions will be considered as present for quorum purposes, but not as shares counted for determining the outcome of the vote on that proposal.
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, brokers are precluded from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, brokers holding shares in street name for the beneficial holder clients are now expressly prohibited from voting in uncontested director elections on behalf of their clients without receiving specific voting instructions from those clients. Therefore, brokers cannot vote on Proposal 1 (the election of directors) without instructions from the beneficial owners. If you are a beneficial owner and do not instruct your broker how to vote on the election of directors, your broker will not vote for you. Abstentions and Broker Non-Votes will not affect the outcome of the vote on Proposal 1 as long as holders of a majority of the shares entitled to vote cast votes on the proposal. Other than with respect to Proposal 1, the effect of an abstention or Broker Non-Vote is a vote against a proposal.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Even if you voted by telephone or on the Internet or if you signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?
It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Who can attend the Annual Meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend.
What do I need to be admitted to the Annual Meeting?
In order to be admitted to the Annual Meeting, a stockholder must present an admission ticket or proof of ownership of QAD stock on the record date. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and an admission ticket.
An admission ticket is attached to the bottom of the proxy card. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If a stockholder does not bring an admission ticket, proof of ownership of QAD stock on the record date will be needed to be admitted. If your shares are held in the name of a Nominee, a brokerage statement or letter from a Nominee is an example of proof of ownership.
How do I vote?
You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m. Eastern Daylight Time, on June 8, 2010.
Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.
Vote by Telephone. You can vote by telephone by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
Vote by Mail. You may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail. If you sign and return your proxy card or voting instruction card, but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board of Directors.
Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a Nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.
All shares entitled to vote and voted electronically, telephonically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting in accordance with their instructions.
Who pays for the solicitation of proxies?
QAD will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request Nominees who hold shares of common stock in their names to furnish proxy material to beneficial owners of the shares. We will reimburse such Nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
Are there any other matters to be voted on at the Annual Meeting that are not included in the proxy?
We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to the proxy’s best judgment.

Adjournment may be approved by the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.
Exemptions for a Controlled Company Election
The NASDAQ Stock Market has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a controlled company by virtue of the fact that Ms. Pamela M. Lopker, President and Chairman of the Board, and Mr. Karl F. Lopker, Chief Executive Officer (“CEO”) and Director, jointly control a majority interest in the stock of the Company as evidenced by their filing a Schedule 13G with the Securities and Exchange Commission (“SEC”) affirming that, as members of a group, they share voting power of over 50% of the Company’s outstanding voting stock. Please see “Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners” beginning on page 13 of this proxy statement for additional information.
The Company has elected to rely upon certain of the exemptions provided in the rules. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors, (ii) select, or recommend for the Board’s selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors and (iii) determine officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors. Notwithstanding the fact that the Company is a controlled company, QAD’s current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors and (iii) determining officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.
Annual Report
We have enclosed a copy of our 2010 Annual Report on Form 10-K with this proxy statement. If you would like an additional copy, we will send you one without charge. Please call 805-566-5139 or write to request a copy:
QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Investor Relations
The Annual Report on Form 10-K and this proxy statement are available in the Investor Relations section of the QAD Internet site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
At our Annual Meeting, stockholders will elect seven directors to hold office until our next Annual Meeting of Stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware that any of the nominees will be unable or unwilling to serve as director.
Directors
The following incumbent directors are being nominated for re-election to the Board: Karl F. Lopker, Pamela M. Lopker, Scott J. Adelson, Terence R. Cunningham, Thomas J. O’Malia, Lee D. Roberts and Peter R. van Cuylenburg. Please see “Information Concerning the Nominees for Election” beginning on page 5 of this proxy statement for information concerning each of our incumbent directors standing for re-election.
Required Vote
Directors are elected by a plurality of votes cast. Votes withheld and Broker Non-Votes are not counted toward a nominee’s total. If you do not vote for a particular nominee or indicate that you “WITHHOLD AUTHORITY” to vote for a particular nominee, your abstention will have no effect on the election of directors.
The Board of Directors recommends a vote
FOR the election of the nominated directors.

Other Business
The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
ELECTION OF DIRECTORS
Nominees for Director
There are seven nominees for election to the Board of Directors at the Annual Meeting. Valid proxies received will be voted, unless contrary instructions are given, to elect the nominees named in the following table. Should any nominee decline or be unable to accept the nomination to serve as director, an event that we do not currently anticipate, your proxy will have the right, in his or her discretion, to vote for a substitute nominee designated by the Board of Directors, to the extent consistent with the QAD Certificate of Incorporation and its Bylaws. If elected, the nominees will hold office for one-year terms.
The Board oversees the business, assets, affairs, performance and financial integrity of the Company. Currently, five of the Board’s seven directors are independent and two are members of management.
The Board believes that each director nominee possesses the qualities and experience required for membership on the Board. The Board seeks out, and the Board is comprised of, individuals whose background and experience complement other Board members. The nominees for election to the Board, together with biographical information furnished by each of them, are set forth below. Other than Karl F. Lopker and Pamela M. Lopker, who are married to each other, there are no family relationships among executive officers and directors of the Company. All nominees have been directors since last year’s annual meeting.

Nominees for Director to		Director
Hold Office Until 2011	Age	Since	Position with the Company	Current Standing Committees
Karl F. Lopker	58	1981	Chief Executive Officer, Director	None
Pamela M. Lopker	55	1981	President, Chairman of the Board	None
Scott J. Adelson	49	2006	Director	None
Terence R. Cunningham	50	2007	Director	Audit, Compensation, Governance
Thomas J. O’Malia	66	2006	Director	Audit (Chairman), Compensation, Governance (Chairman)
Lee D. Roberts	57	2008	Director	Audit, Compensation, Governance
Peter R. van Cuylenburg	62	1997	Director	Audit, Compensation (Chairman), Governance
Information Concerning the Nominees for Election
Karl F. Lopker. Chief Executive Officer of QAD Inc. Mr. Lopker has served as CEO and as a director of the Company since joining QAD in 1981. Previously, he founded Deckers Outdoor Corporation in 1973 and was its President until 1981. Mr. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. He received a Bachelor of Science degree in Electrical Engineering from the University of California, Santa Barbara. Mr. Lopker is married to Pamela M. Lopker, Chairman of the Board and President of QAD. The Board nominated Mr. Lopker to serve as a director based on his industry expertise, knowledge of QAD’s customer base, strategic counsel and extensive history with QAD. His in-depth knowledge of the Company, its industry and its customers assists the Board in overseeing management and is important to the Board’s oversight of strategy and risk management. Mr. Lopker also brings strong leadership skills and complex business operational experience to the Board by virtue of his almost thirty years of experience as CEO.

Pamela M. Lopker. Chairman of the Board and President of QAD Inc. Ms. Lopker founded QAD in 1979 and has been Chairman of the Board and President since the Company’s incorporation in 1981. Prior to founding QAD, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. She is married to Karl F. Lopker, Chief Executive Officer of QAD. The Board nominated Ms. Lopker to serve as a director because she is the founder and visionary for the Company, with thirty-five years of enterprise software company experience, extensive software industry expertise and a deep understanding of the Company’s products, customers, industry and global operational issues. Her history with, and knowledge of, QAD combined with her unique skills is important to the Board’s oversight of long-term strategy as well as providing the Board with a deep understanding of the Company’s business and operations.
Scott J. Adelson has been a director of the Company since April 2006. He is Senior Managing Director and Global Co-Head of Investment Banking for Houlihan Lokey Howard & Zukin since 1999 and has been with Houlihan Lokey since 1987. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for CNBC, CNN and various business publications. He has served on the board of directors of MPA (Motorcar Parts and Accessories) since April 2008. Mr. Adelson is also an active board member of various middle-market businesses as well as several prominent non-profit organizations, such as the USC Entrepreneur Program and the Institute for Shipboard Education. The Board nominated Mr. Adelson to serve as a director because of his experience in advising hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions and capital structure, which, combined with his experience on the board of directors of other companies, provides insight to the Board on strategic and financial issues.
Terence R. Cunningham has been a director of the Company since November 2007. He is Senior Vice President, Seagate Branded Solutions Division and i365 since March 2009. Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives and storage solutions providing products for a wide-range of applications. In 1984, Mr. Cunningham founded Crystal Decisions which was purchased by Seagate in 1994 and integrated into the company’s software division, which then became Seagate Software. Under Mr. Cunningham’s management, Seagate Software grew into an organization of 40 offices and 2,000 employees, later to become an independent public company. Mr. Cunningham’s accomplishments also include serving as President and COO of Veritas Software in 1999, and founding, building and leading two other successful companies. He served as CEO of InfoGenesis from January 2005 to September 2006 and CEO of Coral8, Inc. from January 2003 to March 2009. The Board nominated Mr. Cunningham to serve as a director because of his experience in building a software company from inception into a multinational enterprise. He brings an understanding of complex business operational issues and provides counsel that is important to the Board’s oversight of management.
Thomas J. O’Malia has been a director of the Company since August 2006 and currently serves as Chairman of the Audit Committee and the Governance Committee. He is Program Director of the Lloyd Greif Center for Entrepreneurship Studies at the University of Southern California, Marshall School of Business since 1995. Prior to serving as Program Director, Mr. O’Malia served on the faculty from 1981 to 1991 and again from 1995 to the present. In 1985, Mr. O’Malia founded and was Chief Executive Officer of ShopTrac Data Collections Systems, Inc., a software provider that supports manufacturers in improving labor productivity and operational efficiency on the shop floor. ShopTrac was sold to Kronos in 1994. Mr. O’Malia wrote and hosted the award winning distance-learning program “Introduction to Entrepreneurship: Building the Dream,” which is nationally televised on PBS University. He is a frequent corporate lecturer and has written or co-authored several books including “The Entrepreneurial Journey” and the “Banker’s Guide to Financial Statements.” In 2007, Mr. O’Malia was named one of the top 12 entrepreneurship professors in the country by Fortune magazine. The Board nominated Mr. O’Malia to serve as a director because of his strong financial background, including a previous position as a commercial banker, that is important to the understanding and oversight of our financial reporting, risk management and finance matters. Mr. O’Malia also brings broad experience with enterprise systems and prior experience as the head of the Audit Committee and, later, as Chairman of the Board, for Insurance Auto Auctions (NASDAQ listed) that is important to the Board’s consideration of strategic matters and corporate governance practices.
Lee D. Roberts has been a director of the Company since January 2008. Since October 2008, Mr. Roberts has been President and CEO of BlueWater Management Consulting. Prior to that, Mr. Roberts was Vice President and General Manager, Content Management at IBM from October 2006 to September 2008 and Chairman and CEO of FileNet Corporation prior to its acquisition by IBM in 2006. Mr. Roberts joined FileNet in 1997 as President and Chief Operating Officer, was appointed Chief Executive Officer of the company in 1998 and added the title of Chairman in 2002. Since October 2009, Mr. Roberts has served on the board of directors of Info Group USA where he is a member of the mergers and acquisitions, strategy and compensation committees. The Board nominated Mr. Roberts to serve as a director because of his extensive executive management experience which enables him to provide strategic counsel important to the Board in its oversight of management. Also, Mr. Robert’s financial expertise brings an understanding of strategy, finance, and mergers and acquisitions that is an important aspect of the makeup of our Board of Directors.

Peter R. van Cuylenburg has been a director of the Company since November 1997 and currently serves as Lead Director and Chairman of the Compensation Committee. From the beginning of 2000 until the present time, Dr. van Cuylenburg has practiced as an independent advisor to several high-technology companies, involving a variety of concurrent Board memberships listed below and a part-time role as a General Partner in a venture capital fund. He is presently a Director of Verimatrix, Inc. a privately-held company (since June 2006) and a General Partner in Crescendo Ventures (since December 2004). Previously Dr. van Cuylenburg was President and Chief Operating Officer of InterTrust Technologies Corporation from October 1999 to December 1999 and advisor to its Chairman from December 1999 to December 2000. Dr. van Cuylenburg served as President of Quantum Corporation’s DLTtape and Storage Systems Group (DSS) from September 1996 to October 1999. Past board memberships include: ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc. (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation (MLT), Dynatech Corporation, NeXT Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg’s career includes executive posts at Xerox Corporation, NeXT Computer, Inc., Cable and Wireless plc., and Texas Instruments. The Board nominated Dr. van Cuylenburg to serve as a director of the Company because of his experience over the past 25 years as a Chairman, CEO, President and EVP of various high technology companies. His leadership skills, experience with strategic, operational and financial issues, and service on the boards of a variety of public companies, including various audit, compensation and governance committees, is important to the Board’s oversight of strategy, risk management, compensation and corporate governance practices.
EXECUTIVE OFFICERS
Set forth below is certain biographical information concerning our executive officers, except for biographical information regarding Karl F. Lopker and Pamela M. Lopker which is provided above under the heading “Information Concerning the Nominees for election.”
Daniel Lender was first appointed Executive Vice President and Chief Financial Officer in July 2003. Previously, he served as QAD’s Vice President of Global Sales Operations and Vice President of Latin America. Mr. Lender joined QAD in 1998 as Treasurer following a nine-year tenure with the former Republic National Bank of New York, last serving as Vice President and Treasurer of the Bank’s Delaware subsidiary. He earned a master of business administration degree from the Wharton School of the University of Pennsylvania and a bachelor of science degree in applied economics and business management from Cornell University.
Gordon Fleming has served as Executive Vice President and Chief Marketing Officer since December 2006. Previously he served in a number of roles including Vice President of Vertical Marketing and Managing Director of QAD Australia Pty. Ltd. Mr. Fleming joined QAD as a Sales Manager in July 1995, working in the Australian subsidiary. Mr. Fleming began his career as a telecommunications engineer working in both the United Kingdom and Nigeria. Later Mr. Fleming moved into corporate finance holding sales and marketing roles with Barclays plc and Schroders plc. Mr. Fleming is a Member of the Institute of Electrical and Electronic Engineers (IEEE) and studied at Worthing College of Technology, UK.
Kara L. Bellamy has served as Senior Vice President, Corporate Controller and Chief Accounting Officer since January 2008. Previously, she served as QAD’s Corporate Controller beginning December 2006. She joined QAD as Assistant Corporate Controller in July 2004 after working for Somera Communications, Inc. as its Corporate Controller from 2002 through 2004. Ms. Bellamy began her career at the public accounting firm of Ernst & Young. She is a Certified Public Accountant and received a bachelor of arts degree in business economics with an accounting emphasis from the University of California, Santa Barbara.
CORPORATE GOVERNANCE AND RELATED MATTERS
Board of Directors
Our Board of Directors currently has seven members elected at the 2009 Annual Meeting and no vacancies. All directors are elected annually for a term of one year that expires at the subsequent Annual Meeting.
Director Independence
Five current directors are non-management directors. Mr. Adelson, Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg are each “independent” directors as defined under Rule 5605 of the NASDAQ Stock Market listing standards. Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg have each been designated by the Board of Directors as Audit Committee “financial experts”. Dr. van Cuylenburg has been elected by the independent directors as Lead Director. Two directors are management directors, including Mr. Lopker, CEO, and Ms. Lopker, President and Chairman of the Board.
If stockholders or other interested parties wish to communicate with non-management directors, they should write to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. Further information on how to contact our Board is available through our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance” or by email to directors@qad.com.
Board Leadership Structure
The Board believes that Mr. Lopker and Ms. Lopker are best situated to serve as the Company’s CEO and Chairman of the Board, respectively, because of their extensive knowledge of the Company’s business, industry and customers, thus they are most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that having Mr. Lopker and Ms. Lopker in the roles of CEO and Chairman, respectively, promotes strategy development and execution, and fosters greater communication between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that having Mr. Lopker and Ms. Lopker in the roles of CEO and Chairman, respectively, together with a lead director, having the duties described below, is in the best interest of the Company’s stockholders because it provides the appropriate balance between strategy development and oversight of management.
Lead Director
Dr. van Cuylenburg serves as the independent lead director for all meetings of the non-management directors held in executive session. He was elected lead director in April 2008. The role of the independent lead director is, among other things, to establish agendas for such executive sessions in consultation with the other directors; to serve as a liaison between the independent directors and the Chairman and the CEO in matters relating to the Board as a whole (although all independent directors are encouraged to freely communicate with the Chairman, the CEO and other members of management at any time); to review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; to call meetings of the independent directors as appropriate; and to be available, as appropriate, for consultation and direct communications with stockholders.
Executive Sessions
The independent directors of the Board are scheduled to meet in executive session, without the Chairman or the CEO present, at every regularly scheduled Board meeting and at additional times as appropriate. They met in executive session on four occasions during fiscal year 2010.
Board of Directors Meetings
Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our President, CEO and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. During fiscal year 2010, the Board of Directors held four regularly scheduled meetings and acted by unanimous written consent on six occasions. All current directors attended at least 75% of the meetings of the Board of Directors and of the standing committees of which each director was a member during fiscal year 2010. It is the Company’s policy that all members of the Board should attend the Company’s Annual Meeting of Stockholders unless extraordinary circumstances prevent a director’s attendance. All directors were in attendance at the 2009 Annual Meeting.
Standing Committee Meetings
The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. There are currently three standing committees: Audit, Compensation and Governance.
Standing Committee Membership (* Indicates Chair)

Audit Committee	Compensation Committee	Governance Committee
Terence R. Cunningham	Terence R. Cunningham	Terence R. Cunningham
Thomas J. O’Malia*	Thomas J. O’Malia	Thomas J. O’Malia*
Lee D. Roberts	Lee D. Roberts	Lee D. Roberts
Peter R. van Cuylenburg	Peter R. van Cuylenburg*	Peter R. van Cuylenburg
The functions performed by these committees are summarized below. The complete text of the charters for these committees can be found on our Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”
Audit Committee
The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It also appoints the registered public accounting firm to serve as the Company’s independent auditor and oversees the activities of the Company’s internal audit function and compliance function. The current Audit Committee members are Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg.
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter. The Audit Committee met five times during fiscal year 2010, including meetings to review and discuss each quarterly earnings release prior to its announcement.

Audit Committee Independence and Financial Literacy
All members of the Audit Committee are independent directors. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee, qualifies as an “audit committee financial expert” as that term is defined in the requirements of the Sarbanes-Oxley Act and meets the independence and financial literacy requirements of the NASDAQ Stock Market.
Compensation Committee
The current Compensation Committee members are Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg, each of whom is “independent” as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards.
The primary responsibilities of the Compensation Committee are to:
•	establish and review the general compensation policies applicable to all employees, including the executive officers;

•	review and approve the level of compensation for the executive officers;

•	review and advise the Board concerning the performance of the executive officers;

•	review and advise the Board concerning compensation practices and trends in order to assess the adequacy and competitiveness of the executive compensation programs among comparable companies in the Company’s industry;

•	ensure that senior executive incentive plans are administered in a manner consistent with the Company’s compensation strategy;

•	administer the stock compensation programs; and

•	review and recommend employment agreements for management and severance arrangements for senior executive officers.
The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter which is available on our Internet site at www.qad.com, under “Investor Relations — Corporate Governance.” The Compensation Committee met four times during fiscal year 2010.
Compensation Committee Interlocks and Insider Participation
None of QAD’s executive officers currently serves as a director or member of the compensation committee of another entity, or of any other committee of the Board of Directors of another entity performing similar functions, where any of our directors are employed as executive officers.
Governance Committee
The members of the Committee are Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg. The Governance Committee is responsible for the administration of the Company’s Code of Business Conduct, continuing Board education, annual evaluations of the Board and its committees, and the annual review of the Company’s compliance with NASDAQ governance standards of the NASDAQ Stock Market. QAD’s Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of QAD’s key business strategies, people development programs emphasizing “pay for performance” and the highest business standards. QAD’s Board has been at the center of these key strategies, helping to design and implement them and seeing that they guide the Company’s operations.
Nominating Committee and Nominating Procedures
The Board does not have a formal nominating committee. QAD is a “controlled company” as such term is used in the NASDAQ Stock Market rules and, accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see “Exemptions for a Controlled Company Election” on page 4 of this proxy statement. The Board has determined that director nominees be recommended for the Board’s selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company’s Board of Directors and to recommend to the Board such persons to fill any vacancy that may arise between Annual Meetings of the Stockholders. The directors nominated for election identified in this proxy statement were nominated unanimously by the full Board.
When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of the NASDAQ Stock Market as well as a potential nominee’s personal and professional integrity, experience in corporate management, time available for service, experience in the Company’s industry, global business and social perspective, experience as a board member of another publicly-held company, ability to make independent analytical inquiries and practical business judgment. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. After the potential nominees are evaluated, the committee nominating directors makes recommendations regarding nominations to the Board. The committee may retain, at the Company’s expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.

The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria for nominees initially proposed by the Board members. To recommend directors for election to the Board, recommendations must be submitted in writing to the address set forth below. In addition, to nominate directors for election to the Board at next year’s Annual Meeting, nominations must comply with Section 2.7 of our bylaws and must also be submitted in writing to the following address:
QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Corporate Secretary
Charters for Board Committees
Each of the Audit Committee, the Compensation Committee and the Governance Committee has a committee charter developed under the leadership of its committee chair. The committee charters describe the purpose, responsibilities, structure and operations of each committee. The Charter of the Audit Committee reflects the increased authority and responsibilities of the committee under the corporate governance rules of the SEC. Copies of the committee charters are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”
Risk Oversight
The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews the Company’s operations and the associated risks.
•	The Audit Committee is responsible for overseeing general risk management. It periodically reports to the Board regarding briefings provided by management as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes, including adequacy of the system of internal controls.
•	The Compensation Committee is responsible for overseeing the management of risks arising from the Company’s compensation policies and practices. The Compensation Committee has determined that compensation policies and practices for the Company’s employees are not reasonably likely to have a material adverse effect on the Company.
Both committees rely on management to be responsible for day-to-day risk management, including the monitoring of material risks facing the Company, such as strategic risks, operational risks, financial risks and legal and compliance risks. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.
Code of Business Conduct and Code of Ethics
The Board sponsors the Company’s “Code of Business Conduct,” (the “Code of Business Conduct”) which was first issued in 1998 and which promotes the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors and employees, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Board has also adopted a “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.” (the “Code of Ethics”) in order to satisfy the SEC’s requirements for a code of ethics for senior financial officers. The Code of Business Conduct and the Code of Ethics are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”
Availability of Corporate Governance Information
For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our Code of Business Conduct and Code of Ethics, visit our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., 100 Innovation Place, Santa Barbara CA 93108, Attention: Investor Relations or email to investor@qad.com.

DIRECTOR COMPENSATION
Director Compensation Overview
Our directors play a critical role in guiding QAD’s strategic direction and overseeing the management of the Company. We seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. While our employee directors are not separately compensated for being on the Board, our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director.
Non-Employee Director Cash Retainer and Meeting Fees
For fiscal year 2010, each of our non-employee directors received the applicable retainers and fees set forth below for serving as a chair or a member of one or more of the standing committees of the Board.
Standing Committee Fees

Annual Board Member Retainer	$40,000
Lead Director Supplemental Retainer	$10,000
Annual Committee Member Retainer:
Audit Committee	$10,000
Compensation Committee	$5,000
Governance Committee	$—
Annual Committee Chair Retainer:
Audit Committee	$15,000
Compensation Committee	$10,000
Governance Committee	$—
Fee per Board Meeting (in excess of 8 per fiscal year)	$1,500
Fee per Committee Meeting:
Audit Committee (in excess of 8 per fiscal year)	$1,500
Compensation Committee (in excess of 8 per fiscal year)	$1,500
Governance Committee (when not held concurrently with another Board or Committee meeting)	$1,500
The Board of Directors has determined that no additional compensation is due for attendance at meetings of the Governance Committee provided each meeting is held the same day as a meeting of the Board or a meeting of another committee of the Board. From time to time, the Board forms special ad hoc committees to perform various functions on behalf of the Board. At times, fees may be paid for services on such committees. For fiscal year 2010, additional fees earned by non-employee directors relating to special ad hoc committee services ranged from $13,500 to $36,000 per director. Directors are also reimbursed for direct expenses relating to their activities as members of the Board of Directors.
Non-Employee Director Equity Compensation
The Board of Directors has approved a compensation plan for the non-employee Board members that provides for the following equity compensation:
•	For each existing Board member, an annual grant of 8,000 restricted stock units (“RSUs”) subject to annual vesting in equal amounts over a period of four years with a grant date of the date of the Annual Meeting of Stockholders; and

•	For each new Board member, a grant of 12,000 RSUs subject to annual vesting in equal amounts over a period of four years.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2010.
Non-Employee Director Compensation for Fiscal Year 2010

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned or		Option/	Non-Equity	Deferred
	Paid in	Stock	SAR	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)	($)
Scott J. Adelson	74,500	23,180	—	—	—	—	97,680
Terence R. Cunningham	68,500	23,180	—	—	—	—	91,680
Thomas J. O’Malia	85,500	23,180	—	—	—	—	108,680
Lee D. Roberts	83,500	23,180	—	—	—	—	106,680
Peter R. van Cuylenburg	106,000	23,180	—	—	—	—	129,180

(1)	Includes fees earned in fiscal year 2010, but paid in fiscal years 2010 and 2011.

(2)	The amounts in this column represent the aggregate grant date fair value of stock awards granted during fiscal year 2010 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 10, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2010. These amounts do not correspond to the actual value that will be realized by the Named Executives (as defined on page 14) upon the vesting of the stock awards, or the sale of the Common Stock underlying such awards.
Non-Employee Director Outstanding Equity Awards at 2010 Fiscal Year-End
The following table contains information concerning outstanding options, stock appreciation rights (“SARs”) and RSUs for each of the non-employee directors as of January 31, 2010.

	Option/SAR Awards			Stock Awards (RSUs)
	Number of	Number of
	Securities	Securities		Number of
	Underlying	Underlying	Grant	Shares or	Grant
	Unexercised	Unexercised	Date	Units of	Date
	Awards	Awards	Fair Value	Stock That	Fair Value
	That Have	That Have	Per	Have Not	Per
	Vested	Not Vested	Unit (1)	Vested	Unit (1)
Scott J. Adelson	30,000	—	$4.09	4,000	$7.88
				6,000	$6.93
				8,000	$2.90
Terence R. Cunningham	—	—	$—	6,000	$8.52
				3,500	$6.93
				8,000	$2.90
Thomas J. O’Malia	30,000	—	$3.88	4,000	$7.88
				6,000	$6.93
				8,000	$2.90
Lee D. Roberts	—	—	$—	6,000	$8.60
				2,499	$6.93
				8,000	$2.90
Peter R. van Cuylenburg	15,000	—	$1.55	4,000	$7.88
	15,000	—	$6.00	6,000	$6.93
	15,000	—	$6.73	8,000	$2.90
	15,000	—	$4.81
	15,000	—	$3.75

(1)	The amounts in this column represent the grant date fair value per unit of equity awards as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 10, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2010. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, the exercise of stock options or SARs, or the sale of the Common Stock underlying such awards.

STOCK OWNERSHIP AND EQUITY COMPENSATION PLAN INFORMATION
Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners
The following table shows the number of shares of QAD common stock beneficially owned on April 19, 2010 by each executive named in the Summary Compensation Table on page 26 and each non-employee director. The table also shows any person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock as of March 31, 2010. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 19, 2010, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner’s name.
Ms. Lopker and Mr. Lopker hold the following: 17,464,772 shares held jointly in the Lopker Living Trust, 601,260 shares held in trust for their children, 12,473 shares held in the Lopker Family 1997 Charitable Remainder Trust of which Ms. Lopker and Mr. Lopker act as joint trustees, and 221,666 shares (to which Ms. Lopker and Mr. Lopker disclaim beneficial ownership) held by the Lopker Family Foundation. Ms. Lopker and Mr. Lopker are members of the Board of Directors of the Lopker Family Foundation and officers of the aforementioned Charitable Trust. Ms. Lopker holds 10,177 shares in an IRA account. Mr. Lopker holds 86,568 shares in his name only and Ms. Lopker holds 75,931 shares in her name only. The business address for Ms. Lopker and Mr. Lopker is: c/o QAD Inc., 100 Innovation Place, Santa Barbara, California, 93108.
The holdings for Roumell Asset Management, LLC (“Roumell”) are based on a Form 13G filed with the SEC on February 16, 2010 showing shares owned as of December 31, 2009. The form states Roumell has sole investment discretion and shared voting authority. The address for Roumell is 2 Wisconsin Circle, Suite 660, Chevy Chase, Maryland 20815.

			Options/SARs/RSUs	Beneficially	Percentage
			Vested or Vesting	Owned	of
Beneficial Owner	Shares Owned		Within 60 Days	Shares	Outstanding
Pamela M. and Karl F. Lopker	18,472,847		925,000	19,397,847	60.07%
Scott J. Adelson	6,583		36,000	42,583	0.14%
Terence R. Cunningham	47		3,167	3,214	0.01%
Thomas J. O’Malia	9,128		36,000	45,128	0.14%
Lee D. Roberts	6,894		2,833	9,727	0.03%
Peter R. van Cuylenburg	13,707		81,000	94,707	0.30%
Daniel Lender	33,974		—	33,974	0.11%
Gordon Fleming	7,397		8,050	15,447	0.05%
Kara L. Bellamy	3,243		—	3,243	0.01%
All Executive Officers and Directors as a Group	18,553,820		1,092,050	19,645,870	60.53%
Roumell Asset Management, LLC	1,992,630	(1)	—	1,992,630	6.35%

(1)	Includes 14,400 shares personally owned by James C. Roumell, President of Roumell Asset Management, LLC (RAM). Mr. Roumell holds a controlling percentage of RAM outstanding voting securities.
Equity Compensation Plan Information
Information as of January 31, 2010 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

	(a)		(b)		(c)
Number of Securities
Remaining Available
	Number of Securities				for Future Issuance
	to be Issued		Weighted-Average		Under Equity
	Upon Exercise of		Exercise Price of		Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column(a))
Equity compensation plans approved by stockholders	5,376,229	(1)	$5.88	(2)	3,811,244
Equity compensation plans not approved by stockholders	—		—		—

Total	5,376,229		$5.88		3,811,244

(1)	Includes 4,426,053 shares issuable upon the exercise of outstanding stock options or shares subject to SARs and 950,176 shares issuable upon vesting of outstanding RSUs.

(2)	The weighted-average exercise price does not include outstanding RSUs.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
QAD’s executive compensation program applies to the following named executive officers (“Named Executives”):

Karl F. Lopker	Chief Executive Officer
Pamela M. Lopker	President
Daniel Lender	EVP & Chief Financial Officer
Gordon Fleming	EVP & Chief Marketing Officer
Kara L. Bellamy	SVP & Chief Accounting Officer
The Board of Directors has established a Compensation Committee of four independent directors to assist in the oversight and governance of compensation for the Named Executives. The executive compensation program for the Named Executives consists of base salary (“Base Salary”), short-term cash incentives (“Cash Bonus”) and long-term equity awards (“Equity Awards”).
In fiscal year 2010, the Compensation Committee responded to the challenging economic environment by adjusting the portion of all employees’ Cash Bonus based on individual performance or metrics goals by the percentage achievement of QAD’s performance against target financial goals (the “Corporate Multiplier”). This adjustment was in effect for all employees with a Cash Bonus, other than certain sales and services personnel. QAD’s fiscal year 2010 Corporate Multiplier was approximately 80% of target, which had the effect of reducing the individual performance or metric part of the Named Executives’ Cash Bonus by approximately 20%. These employees continued to receive part of their Cash Bonus based on Company performance. In response to the economic situation, for fiscal year 2010 the Company also suspended cash compensation increases for all employees, other than a limited number of exceptions. The suspension of cash compensation increases applied to the Named Executives, none of whom were eligible for an exception. QAD has demonstrated a return to profitability and stabilized its performance in fiscal year 2010. Therefore, for fiscal year 2011 the Compensation Committee has discontinued use of the Corporate Multiplier and ended the suspension of cash compensation increases for all employees.
The Company also added a new component to the Cash Bonus computation for all employees, other than certain sales and services personnel, which applies to both the portion of the Cash Bonus that is based on individual performance or metrics and the portion based on QAD’s financial performance. This component (the “Customer Satisfaction Multiplier”) focuses our employees on customer service by being used to adjust the Cash Bonus for the degree of customer satisfaction with QAD. Historically, we have conducted a customer satisfaction survey twice per year with half of the customer contacts surveyed in each round. This survey encompasses a number of questions across the business departments and we take the average of the customer scores for a final determination of the Customer Satisfaction Multiplier. A baseline performance was established using fiscal year 2009 customer survey results and 100% achievement could be achieved by approximating this baseline. The applicable percentage for the Customer Satisfaction Multiplier is based on a range of scores around the baseline. The lowest Customer Satisfaction Multiplier for an achievement at the bottom of the range is 80% and the maximum that can be reached is 120%. Achievement below the bottom of the range would result in the Customer Satisfaction Multiplier being 0%. The customer surveys conducted during fiscal year 2010 resulted in the Company achieving a similar score as in fiscal year 2009, and as a result, the Customer Satisfaction Multiplier was 100%. The Customer Satisfaction Multiplier will continue to be used in fiscal year 2011.
Executive Compensation Objectives and Philosophy
The compensation objectives for QAD’s Named Executives are to:
•	attract and retain highly talented and productive executives;

•	align the interests of the Named Executives with the interests of the stockholders;

•	provide incentives for the Named Executives to achieve strategic and financial goals; and

•	reward the Named Executives for performance that enhances stockholder value.

When making compensation decisions, the Compensation Committee considers the elements of Base Salary, Cash Bonus and Equity Awards collectively in order to determine the total compensation for each Named Executive. QAD’s commitment to pay for performance places particular emphasis on the achievement of the Company’s financial goals. This means that, although total compensation is considered when making compensation decisions, QAD relies on the Cash Bonus to ensure a strong connection between Named Executive compensation and the Company’s operating results by linking this element of compensation for Named Executives to the achievement of Company financial goals.
Compensation of the CEO and President
QAD is a “controlled company” by virtue of the fact that a majority interest in the stock of the Company is controlled by the two individuals currently holding the offices of President and CEO. Ms. Lopker is the President and the founder of QAD and Mr. Lopker is the CEO of QAD and the husband of Ms. Lopker. Together, they have been the leaders of QAD throughout its growth from a private company to the public multinational enterprise that QAD is today. They remain the majority stockholders and continue to provide active leadership in the strategic direction and day to day operations of the Company. The Compensation Committee has determined that due to the crossover in the roles they perform in setting the direction of the Company, determining our product strategy and interfacing with key customers, they will be compensated equally.
The Compensation Committee sets compensation for Mr. Lopker and Ms. Lopker so the individual components as well as their total compensation packages are market competitive for their individual positions and internally consistent with the compensation packages of the other Named Executives relative to their positions in the Company.
Cash compensation for Mr. Lopker and Ms. Lopker includes a Base Salary, as described below under “Elements of the Executive Compensation Program,” and a Cash Bonus incentive equal to 100% of Base Salary. For fiscal year 2010, 70% of their Cash Bonus opportunity was based on QAD’s financial performance weighted by the Customer Satisfaction Multiplier. The financial performance opportunity was made up of 40% based on actual revenue relative to planned revenue (non-GAAP) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year; and 20% based on results related to the Company’s goals for days sales outstanding (“DSO”). 21% of Cash Bonus payout for financial performance is made each quarter related to quarterly results and the remaining 16% is made on an annual basis related to annual performance. Additional detail regarding the elements of QAD financial performance incorporated into the Cash Bonus can be found under “Elements of the Executive Compensation Program.” 30% of their Cash Bonus opportunity was based on individual performance against the Company’s strategic plan, weighted by the Corporate Multiplier and the Customer Satisfaction Multiplier.
The Compensation Committee believes that weighting the compensation of Mr. Lopker and Ms. Lopker more heavily with equity, compared to the other Named Executives, is appropriate because the personal motivation of Mr. Lopker and Ms. Lopker is more focused on equity than cash as a result of their majority ownership. Thus, when determining Mr. Lopker’s and Ms. Lopker’s compensation mix, the Compensation Committee places greater emphasis on equity as compared to the other Named Executives.
Compensation of Other Named Executives
The other Named Executives include Mr. Lender, Mr. Fleming and Ms. Bellamy. Cash compensation for these other Named Executives includes a Base Salary as described below under “Elements of the Executive Compensation Program” and a Cash Bonus which is intended to ensure a strong connection between the Named Executive’s compensation and operating results. Mr. Lender has a Cash Bonus opportunity at target equal to 57% of his Base Salary, Mr. Fleming has a Cash Bonus opportunity at target equal to 50% of his Base Salary and Ms. Bellamy has a Cash Bonus opportunity at target equal to 35% of her Base Salary. For fiscal year 2010, 70% of the Cash Bonus of Mr. Lender, 60% of the Cash Bonus of Mr. Fleming and 67% of the Cash Bonus of Ms. Bellamy were based on QAD financial performance weighted by the Customer Satisfaction Multiplier. Of the opportunity based on QAD financial performance, 40% was based on actual revenue relative to the planned revenue (non-GAAP) for the fiscal year, 40% was based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and the remaining 20% was based on results related to the Company’s goals for DSO. 21% of the target Cash Bonus payout for financial performance was made each quarter related to quarterly results and 16% was made on an annual basis related to annual performance. Additional detail regarding the elements of QAD financial performance incorporated into the Cash Bonus can be found under “Elements of the Executive Compensation Program”.
For fiscal year 2010, 30% of the Cash Bonus of Mr. Lender and 33% of the Cash Bonus of Ms. Bellamy were based on their individual performance against the Company’s strategic plan within the individual Named Executive’s area of responsibility weighted by the Corporate Multiplier and the Customer Satisfaction Multiplier. For fiscal year 2010, 40% of the Cash Bonus of Mr. Fleming was based on metrics related to customer engagement weighted by the Corporate Multiplier and the Customer Satisfaction Multiplier. The Cash Bonus related to individual performance is determined by the Compensation Committee’s exercise of discretion and may be supplemented by additional matters addressed by a Named Executive during the course of the year that were not part of the initial strategic plan.

Equity Awards are used as long-term incentives for the other Named Executives. Equity Awards are intended to provide a substantial part of the compensation of each Named Executive so as to align the interests of the Named Executives with QAD’s strategic goals. Equity Awards are granted in the form of RSUs and SARs. Additional detail regarding Equity Awards can be found under “Elements of the Executive Compensation Program.”
Mix of Base Salary, Cash Bonus and Equity Compensation
The mix of the components of compensation paid through Base Salary, Cash Bonus and Equity Awards is initially based on market competitive data. Our general philosophy is to manage compensation so that a greater amount of potential compensation is directly related to the performance of the Company. Company performance is made up of several elements, including performance in areas subject to the responsibility of the individual Named Executives, performance for the year and performance over the long term as measured by the Company’s stock performance.
The Compensation Committee reviews survey data and the compensation practices of publicly-traded companies comparable to QAD (the “Compensation Peer Group”) as a market check, but does not adhere to strict formulas to determine the mix of compensation elements. The Compensation Committee also considers elements such as the Named Executives’ experience, responsibilities and individual performance to determine the compensation mix for each Named Executive. Because the Company wants the Named Executives to focus on achieving superior annual and long-term performance, their compensation mix is structured so that a substantial part of their potential compensation, including Cash Bonus and Equity Awards, is contingent upon achieving or surpassing QAD’s financial goals and achieving positive returns for our stockholders.
Base Salary is reviewed as part of the compensation mix taking as a guide research data for like jobs. We rely heavily on the Cash Bonus to ensure a strong connection between compensation and operating results. We believe the Company financial goals are aggressive, but achievable, and, for all Named Executives, the larger portion of their Cash Bonus is based on Company financial goals rather than individual performance goals. Individual performance goals are considered, based on the individual’s area of responsibility and his or her contribution to the priorities set out in QAD’s strategic plan. For fiscal year 2010, the individual performance part of the Cash Bonus is weighted by the Corporate Multiplier and the Customer Satisfaction Multiplier. Equity-based, long-term incentives are considered following review of data from surveys and peer companies. These individual elements are reviewed and may be modified to achieve a total compensation target. When making compensation decisions, the Compensation Committee considers each element — Base Salary, Cash Bonus and Equity Awards — individually and collectively, and utilizes information from the Compensation Peer Group as a market check of the compensation package received by each Named Executive.
As described above under “Compensation of the CEO and President,” the Compensation Committee has determined that due to the special situation of Mr. Lopker and Ms. Lopker, they are compensated with a greater emphasis on equity as a portion of their at-risk compensation compared to our other Named Executives. Given the willingness of Mr. Lopker and Mrs. Lopker to be compensated with more equity than cash compared to other Named Executives, the Compensation Committee views this emphasis on equity as a positive factor because it more closely aligns the interests of Mr. Lopker and Ms. Lopker with the interests of other stockholders.
Compensation Process
The Compensation Committee evaluates each Named Executive annually, after the Company’s earnings release for the prior fiscal year, to determine if any adjustments to Base Salary, the Cash Bonus or the grant of any Equity Awards are warranted. The Compensation Committee also determines if goals were attained for the prior fiscal year and the amount of each Named Executive’s Cash Bonus. The Compensation Committee recognizes that the CEO has direct knowledge of the performance of the other Named Executives and has therefore requested that the CEO review the performance of the other Named Executives, other than the President, and consult with the Compensation Committee regarding his views on their performance.
The Compensation Committee established fiscal year 2010 Named Executive compensation targets based on the Company’s annual operating plan. Individual Named Executive compensation packages took into account the following factors:
•	Assessment of financial and personal results achieved, leadership demonstrated and challenges faced during the previous fiscal year by the Named Executive;

•	Pay history and existing equity interest for each Named Executive;

•	Relative compensation among the Named Executives and other senior roles within the Company;

•	Estimates of costs and disruption that would be incurred to hire replacements for each Named Executive;

•	Competitive market analysis, recommendations provided by compensation consultants and peer group data; and

•	Complexity of each Named Executive’s role as compared to the standard role of a position with the same title.
Market competitive pay levels for the Named Executives are determined based on published survey data from Mercer LLC, AON Corporation and Equilar, Inc., and on the compensation practices of the Compensation Peer Group. A review of publicly-traded companies is conducted each year to determine appropriate companies for possible inclusion in the Compensation Peer Group. Equilar is used to identify candidates by reviewing proxies of technology companies that compete with QAD within the software industry, have similar revenues and employ a similar employee base population. A list of the candidates for inclusion in the Compensation Peer Group, along with three years of each company’s financial performance, is presented to the Compensation Committee. From this list, the Compensation Committee selects companies to include in the Compensation Peer Group that compete against the Company in the market for executive talent or have characteristics that make them suitable for comparison with the Company. For fiscal year 2010, the Compensation Peer Group consisted of the following companies:
ACI Worldwide, Inc.
Advent Software Inc.
Ariba Inc.
Blackbaud Inc.
Blackboard Inc.
Borland Software Corp.
Commvault Systems Inc.
Concur Technologies Inc.
Datalink Corp.
Dealertrack Holdings, Inc.
Deltek, Inc.
EPIQ Systems Inc.
I2 Technologies Inc.
Interwoven Inc.
JDA Software Group Inc.
Magma Design Automation Inc.
Manhattan Associates Inc.
Medassets Inc.
Microstrategy Inc.
MSC Software Corp.
Omniture, Inc.
Quality Systems, Inc.
ROVI Corp.
S1 Corp
SPSS Inc.
Ultimate Software Group Inc.
Vignette Corp.

Compensation profiles for Named Executives are prepared annually for the review of the Compensation Committee. Compensation profiles contain both current and historical compensation elements covering Base Salary, Cash Bonus, and Equity Awards for each Named Executive. AON market survey and Equilar Compensation Peer Group research is included in each compensation profile, comparing internal compensation to that of external executives with similar positions within Compensation Peer Group companies. Cash compensation ranges are also produced for software companies reporting revenues ranging from $100M to $600M, presenting the 25th, 50th, and 75th percentiles for base salary, formal incentive plans, and total annual cash compensation.
The Compensation Committee reviews points of similarity between the Company and the companies within the Compensation Peer Group based on factors such as industry segment, size when measured by market capitalization and/or revenue, and growth expectations, to market check the appropriate compensation for the Named Executives. Each element of the compensation mix, as well as the total direct compensation provided to the Named Executives, is compared against market data. The Compensation Committee reviews the survey data and the compensation practices of the Compensation Peer Group, and verifies that the compensation of the Named Executives is reasonable compared to compensation paid for similar positions in the Compensation Peer Group. The Compensation Committee also compares the compensation of the Named Executives with data from other senior executives in the Company that have comparable positions, but who are not Named Executives, to maintain internal equity with respect to cash and equity compensation packages received by all senior executives and ensure the overall reasonableness of their compensation.
The precise Compensation Peer Group used for a given Named Executive may vary, as incumbent data may not be available with respect to each position. When the Compensation Peer Group sample size is not sufficient, the Compensation Committee looks at additional company data from Equilar to get more base data. The Compensation Committee also uses data included in proxy statements for companies in the Compensation Peer Group as a general market check to validate the results of more comprehensive published survey data from Mercer, AON and Equilar relative to the overall software industry and the Compensation Peer Group data. When going through a market check analysis of the various elements of compensation, the Compensation Committee excludes data points from companies in the Compensation Peer Group that vary significantly from the Compensation Peer Group data as a whole. In addition, the Compensation Committee uses AON compensation profiles for companies outside the Compensation Peer Group as a market check of annual cash compensation competitiveness.

The Board approves a pool of shares that may be issued as Equity Awards each fiscal year and allocates a number of these to executives, including the Named Executives. For purposes of internal equity, the Board uses internal guidelines that allocate a range of shares that may be granted according to the position held by each employee. The equity guidelines for the Named Executives, and any exceptions to the guidelines, are approved by the Compensation Committee. Competitive market data from the Compensation Peer Group for similar positions is reviewed by the Compensation Committee as a market check when determining the appropriate Equity Award guidelines for each Named Executive based on his or her position. Annually, the Chief Executive Officer makes equity recommendations to the Compensation Committee for Named Executives, other than himself and the President. The recommendations include the number of units and type of equity instrument and are accompanied by the grant history for each Named Executive, which includes the total number of shares granted to date, the number of shares held and the potential gain from shares vested.
Each recommended grant is then calculated, by analyzing factors with respect to each Named Executive, including internal equity, past Equity Awards, unexercised Equity Awards, experience in his or her position, accomplishment of strategic goals, and performance within his or her position over time. The size of an Equity Award in any one year is not directly related to the Named Executive’s performance in that year due to the nature of equity as a long-term incentive and QAD’s goal of providing Named Executives with long-term alignment with the Company’s strategic goals.
Elements of the Executive Compensation Program
The compensation packages provided to the Named Executives for fiscal year 2010 consisted of three major elements: (1) Base Salary, (2) Cash Bonus and (3) Equity Awards. The Named Executives also participate in QAD’s benefits program and may receive change in control and termination benefits commensurate with market practices.
Base Salary
QAD strives to be market competitive and set Base Salary at a level that is appropriate for each Named Executive’s role, experience and level of performance. The Chief People Officer and the CEO evaluate the Base Salary for each Named Executive, with the exception of the CEO and President, based on an internal assessment of the scope and responsibility of his or her position. A market check of the Base Salary is performed by reviewing similar roles identified in a combination of Compensation Peer Group data and market surveys. The chairman of the Compensation Committee, with input provided by the Chief People Officer, evaluates the Base Salary of the CEO and the President. The Compensation Committee is then presented with the results of the evaluations and sets each such Named Executive’s Base Salary for the year at a level which the Compensation Committee believes is market competitive for his or her position. In general, a Named Executive with less experience in a position is paid at a lower level compared to the market than a Named Executive who has been in a role for many years and has highly developed skills and performance history. This analysis was performed in fiscal year 2010, with the result that there were no raises in the cash compensation of any Named Executives during fiscal year 2010. This was a reflection of the effect of economic conditions and consistent with Company-wide practice of suspending cash compensation increases. The Compensation Committee did conclude that the Named Executives were paid at market competitive levels, despite the fact that no Named Executive received a raise in cash compensation.
Cash Bonus
The Cash Bonus is an “at risk” variable component of the compensation mix for each Named Executive. The Cash Bonus component is designed to encourage our Named Executives to significantly contribute to meeting the Company’s financial targets and to perform at a high level in their individual areas of responsibility. The Chief People Officer and the CEO evaluate the Cash Bonus amount as a percentage of Base Salary for each Named Executive, with the exception of the CEO and the President, based on internal assessment of the scope and responsibility of each of their positions. The market competitiveness of the Cash Bonus is compared to similar roles identified in a combination of Compensation Peer Group data and market surveys. The Compensation Committee then sets each Named Executive’s Cash Bonus target for the year based on the evaluation presented. In general, the Cash Bonus component of a Named Executive with less experience in a position is a lower dollar target than that of a Named Executive who has been in a role for many years and has highly developed skills and performance history. The Cash Bonus opportunity is more heavily weighted in favor of the achievement of QAD’s financial targets over individual performance in order to align and reward the Named Executives for their contributions to achieving the Company’s financial targets, which the Company believes are aligned with providing shareholder value. For fiscal year 2010, the part of the Named Executives’ Cash Bonus based on individual performance or metrics was multiplied by the Corporate Multiplier and the entire Cash Bonus was multiplied by the Customer Satisfaction Multiplier. For fiscal year 2010, 60% to 70% of each Named Executive’s Cash Bonus opportunity was based on Company financial results, subject to the Customer Satisfaction Multiplier, while 30% to 40% was based on individual performance or metrics, subject to the Corporate Multiplier and the Customer Satisfaction Multiplier.

Cash Bonus payments for achievement of the Company’s financial goals are based on quarterly and annual non-GAAP targets set in the operating plan for (i) revenue performance (the “Revenue Component” which is 40% of the target payment), (ii) contribution margin (the “Contribution Component” which is 40% of the target payment) and (iii) DSO targets (the “DSO Component” which is 20% of the target payment). These financial goals are set based on Company goals, taking into consideration current market conditions. These goals are aggressive, but achievable. As an example, in fiscal year 2010, the Company achieved approximately 80% of the combined financial goals of the Cash Bonus. The aforementioned financial goals also serve as the measure of the percentage achievement of the Company’s performance against target when calculating the Corporate Multiplier.
Revenue Component
•	The fiscal year 2010 quarterly and annual revenue target was established at approximately 10% below fiscal year 2009 revenue, measured on a non-GAAP basis, with the decline resulting from reductions in customer spending, slowing or delayed services projects and general economic conditions impacting the Company’s revenue prospects. The target was finalized at the end of the first quarter as the Company evaluated developing economic conditions.

•	90% of the target must be achieved to reach a minimum payout of 50% of the revenue component of the Cash Bonus.

•	If 100% of the target is achieved, payout is 100%.

•	The maximum payout of 300% is made if achievement is 130% of target.
Contribution Component
•	The fiscal year 2010 quarterly and annual contribution target was 10% of revenue, measured on a non-GAAP basis.

•	60% of the target must be achieved to reach a minimum payout of 50% of the contribution component of the Cash Bonus.

•	If 100% of the target is achieved, payout is 100%.

•	The maximum payout of 300% is made if achievement is 160% of target.
DSO Component
•	The fiscal year 2010 quarterly DSO target was 70 days for Q1, 65 days for Q2 and Q3, and 60 days for Q4, with no annual component.

•	If achievement in number of days is no greater than 130% of target, a minimum payment of 50% is made.

•	If 100% of the target is achieved, payout is 100% of the DSO component of the Cash Bonus.

•	The maximum payout of 300% is made if achievement in number of days is 65% of target or less.
In all cases, payouts are prorated for performance between the minimum and the target and between the target and the maximum.
The major differences between non-GAAP revenue and GAAP revenue are that:
•	Non-GAAP revenue does not include travel rebill.

•	Non-GAAP revenue includes certain revenue recognition timing differences from GAAP revenue.

•	Non-GAAP revenue is decreased by fees paid to agents and support partners, whereas in the GAAP financial statements these amounts are included as expenses.
The major differences between non-GAAP contribution and GAAP operating income are that:
•	Non-GAAP contribution does not include expenses related to Equity Awards.

•	Non-GAAP contribution includes certain timing differences from GAAP operating income related to the aforementioned revenue recognition differences in addition to the corresponding cost of revenue adjustments and certain personnel timing differences.

•	Non-GAAP contribution does not include certain amortizations, such as for acquired software and other intangibles from acquisitions.

For fiscal year 2010, the overall achievement of the Company on its financial targets was:
•	Revenue Component — 60%

•	Contribution Component — 85%

•	DSO Component — 110%

•	Overall Achievement — 80%
The Compensation Committee approved Cash Bonus payments for achievement of Company financial goals as follows:

	Target Amount
	Payable	Amount Approved by
Name	Under Plan	Compensation Committee (*)
Karl F. Lopker	$210,000	$165,603
Pamela M. Lopker	$210,000	$165,603
Daniel Lender	$140,000	$110,460
Gordon Fleming	$76,200	$60,122
Kara L. Bellamy	$43,382	$34,229

*	For fiscal year 2010, Cash Bonus payments for achievement of Company financial goals were subject to the Customer Satisfaction Multiplier.
Cash Bonus payments for achievement of individual performance goals or metrics goals are generally based on the contribution of each Named Executive to the priorities set out in QAD’s strategic plan. After fiscal year earnings are released, Named Executives are evaluated on their accomplishments for the year based on strategic goals for their individual areas of responsibility as well as material accomplishments achieved during the year that were not identified at the time strategic goals were set. Other than for Mr. Fleming, the evaluation is a subjective assessment of their accomplishments for the year in areas for which they are responsible. Mr. Fleming’s individual performance is determined based on the achievement of metrics.
Mr. Lopker’s and Ms. Lopker’s individual goals related to managing the Company through the economic downturn, improving customer engagement, retaining and developing the executive team as well as other employees, and developing a model for the Company’s future revenue growth. Mr. Lopker and Ms. Lopker shared individual goals and were jointly assessed on achievement against these goals. The Compensation Committee reviewed the accomplishments of Mr. Lopker and Ms. Lopker and approved paying them 90% of their Cash Bonus targets related to individual performance, subject to the Corporate Multiplier and the Customer Satisfaction Multiplier.
Mr. Lender’s individual goals related to managing the Company’s reorganization in response to the economic downturn, implementing a new budgeting model and creating global standards in support of a shared services model, improving finance processes and leading cost saving efforts. Mr. Lopker conducted a review of the accomplishments of Mr. Lender and recommended a payment of 120% of his Cash Bonus target related to individual performance, subject to the Corporate Multiplier and the Customer Satisfaction Multiplier, which was approved by the Compensation Committee.
Mr. Fleming’s metrics-based goals related to a global program to enhance customer engagement. Under this program, quarterly targets were set for account plans prepared and presentations given to customers by the sales force. Mr. Fleming’s goals were set based on the sum of all targets for the sales force globally. Quarterly achievement was measured against targets, and results calculated based on a scale starting at 80% achievement of target where a 50% payout was awarded, capped at 100% achievement of the target for a quarter where a 100% payout was awarded, with the result being calculated on a pro-rata basis between these limits. Mr. Fleming achieved a payout of approximately 90% of the target for the fiscal year 2010, subject to the Corporate Multiplier and the Customer Satisfaction Multiplier.
Ms. Bellamy’s individual goals related to standardizing global finance processes, enhancing the internal audit function, improving finance processes and adding additional functional areas to her responsibilities. Mr. Lender conducted a review of the accomplishments of Ms. Bellamy and recommended a payment of 120% of her Cash Bonus target related to individual performance, subject to the Corporate Multiplier and the Customer Satisfaction Multiplier, which was approved by the Compensation Committee.

For fiscal year 2010, the amounts approved by the Compensation Committee as Cash Bonus payments for achievement of individual performance goals are as follow:

	Target Amount Payable	Amount Approved by
Name	Under Plan at 100%	Compensation Committee (*)
Karl F. Lopker	$90,000	$63,876
Pamela M. Lopker	$90,000	$63,876
Daniel Lender	$60,000	$56,808
Gordon Fleming	$50,800	$38,594
Kara L. Bellamy	$21,368	$20,231

*	For fiscal year 2010, Cash Bonus payments for achievement of individual performance or metrics goals were subject to the Corporate Multiplier and the Customer Satisfaction Multiplier.
Discretionary Bonus
No Named Executive received a discretionary bonus in fiscal year 2010.
Other Compensation
As a result of his transfer from QAD Australia, Mr. Fleming receives a contribution from QAD into his Australian retirement plan, known as a superannuation account. The contribution is equal to 9% of his compensation. In addition, QAD grosses up the superannuation payment for U.S. federal and state taxes at a rate of 39.2%, so that Mr. Fleming preserves the pre-tax amount that would have been paid into his superannuation account had he remained employed by QAD Australia.
Equity Awards
The objective of granting Equity Awards is to provide long-term incentives for Named Executives to make strategic decisions and manage Company resources with the objective of increasing stockholder value through accomplishing QAD’s strategic goals, leading to an increase in QAD’s stock price. Equity Awards also further our retention objectives by requiring Named Executives to remain with our Company over the vesting period of the Equity Award in order to fully benefit from the Equity Award.
Equity Awards to Named Executives consist of RSUs and/or SARs. The goal is to have a reasonable mix of RSUs and SARs for each Named Executive as determined by the Compensation Committee and described below. This is accomplished over time based on each Named Executive’s unique situation; therefore the specific mix of RSUs and SARs may be different for individual Named Executives. It is our current practice to issue RSUs with a four-year vesting period. Upon vesting, each RSU is converted into one share of QAD common stock. The shares awarded, which may be reduced by the number of shares equivalent in value to the required tax withholding, are then transferred to the Named Executive. SARs are granted with a four-year vesting period and an eight-year life at fair market value as of the date of grant. The appreciation on each vested, exercised SAR is paid, net of tax withholding, to the Named Executive in QAD common stock.
The Board approves a pool of shares that may be issued as Equity Awards for each fiscal year. The Company takes a conservative approach to the number of Equity Awards granted in order to limit potential dilution. The Board approved approximately 1.6 million shares as the pool of shares for fiscal year 2010 Equity Awards for all employees, including new hires. When determining the Equity Awards to be granted to each Named Executive, the Compensation Committee analyzes factors related to each Named Executive, including total Equity Awards granted to the Named Executive over the Named Executive’s term of employment, the value of the Named Executive’s Equity Award, existing Equity Award holdings at the stock price in effect at the time of analysis and at various hypothetical price points, the Named Executive’s history of receipt and exercise of Equity Awards and the total compensation package of the Named Executive. For purposes of internal equity, the Company applies the same guidelines when determining grants of Equity Awards to Named Executives as are applied to grants to other executives at their level within the Company. However, the amount of Equity Awards granted to a particular Named Executive may differ from other Named Executives and executives at the same level, because grants of Equity Awards are impacted by subjective assessment of individual performance and contribution to the Company, retention objectives and competitive issues.
Generally, the Board approves an annual grant of Equity Awards in the first half of the fiscal year. However, because the exercise price of most Equity Awards was significantly above the trading price of QAD shares subsequent to the downturn in the fourth quarter of fiscal year 2009, the Board approved a one-time stock exchange program, as described below. As a result, the annual grant of Equity Awards was delayed until the latter half of fiscal year 2010, after the completion of the stock exchange program.

On April 8, 2009, our Board of Directors authorized, and on June 10, 2009, our stockholders approved, our eligible employees to participate in a one-time Stock Option and Stock Appreciation Right Exchange Program (the “Exchange Program”). Under the Exchange Program, our eligible employees were able to exchange outstanding stock options and stock-settled SARs granted under QAD’s 1997 Stock Incentive Program and 2006 Stock Incentive Program that had an exercise price above the fair market value of QAD stock as of the date of the close of the Exchange Program for a reduced number of SARs to be granted under the 2006 Program (the “New SARs”). The Exchange Program was open only to eligible employees who, as of the effective date of the Exchange Program, were employed by QAD and its subsidiaries. Members of our Board of Directors, including the CEO and the President, former employees, consultants and other third parties who held options or SARs did not have the right to participate in the Exchange Program. Executive officers who were not members of our Board of Directors were eligible to participate in the Exchange Program on the same basis as our other employees.
Because of the importance we place on Equity Awards as an element of compensation and a retention tool, we included our Named Executives who are not on the Company’s Board of Directors in the Exchange Program. The participation by these non-director Named Executives provides equity-based incentives that properly align the Named Executives’ interests with those of stockholders and motivates the Named Executives to remain with the Company during their vesting period in order to fully benefit from the New SARs. Mr. Lender, Mr. Fleming and Ms. Bellamy were eligible to exchange existing stock options and SARs for New SARs subject to the same Exchange Program terms as those of other employees. They all elected to exchange all of their eligible options and SARs in the Exchange Program. Mr. Lopker and Ms. Lopker, who are directors, were not eligible to participate in the Exchange Program.
New SARs to purchase 117,588 shares of the Company’s common stock were issued to Named Executive Officers. The exercise price of the New SARs is $3.91, which was the closing price of the Company’s common stock on the NASDAQ Global Market on August 13, 2009.

	Original Grant Tendered			New SARs
					Number of
			Number of		Securities
			Securities	Exchange	Underlying
Name	Date of Original Grant	Exercise Price	Underlying Awards	Ratio	Awards
Daniel Lender	10/23/2008	$5.12	100,000	1-for-1.3	76,924

Gordon Fleming	3/8/2004	$12.43	20,000	1-for-10.3	1,944
	7/12/2005	$7.84	12,000	1-for-2.5	4,800
	6/7/2006	$6.97	12,000	1-for-1.9	6,316
	4/2/2007	$9.30	25,000	1-for-2.3	10,872

Kara L. Bellamy	8/26/2004	$5.95	4,000	1-for-2.1	1,908
	7/12/2005	$7.84	4,000	1-for-2.5	1,600
	6/7/2006	$6.97	6,000	1-for-1.9	3,160
	12/14/2006	$8.05	12,000	1-for-2.1	5,716
	4/2/2007	$9.30	10,000	1-for-2.3	4,348
During October 2009, the Company conducted its annual equity reviews for all eligible employees. As part of this process, the Compensation Committee approved grants for each of the Named Executives. Also, in October 2009 the Company granted 30 RSUs each to all employees, including Named Executives, in recognition of the Company’s thirtieth anniversary.

Following are the Equity Awards made in October 2009 to Named Executives:

			Option/SAR
			Awards:
		Stock Awards:	Number
	Grant	Number	of Securities	Exercise or	Grant Date
	Date of	of Shares of	Underlying	Base Price of	Fair Value of
	Equity	Stock or Units	Awards	Equity Awards	Equity Awards
Name	Awards	(#)	(#)	($/Sh)	(1)
Karl F. Lopker	10/15/2009	100,030			465,896
Pamela M. Lopker	10/15/2009	100,030			465,996
Daniel Lender	10/15/2009	40,030			186,446
Gordon Fleming	10/15/2009		25,000	4.90	58,212
	10/15/2009	30			146
Kara L. Bellamy	10/15/2009		18,000	4.90	41,913
	10/15/2009	30			146

(1)	The amounts in this column represent the aggregate grant date fair value of equity awards granted during fiscal year 2010 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 10, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2010. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of restricted stock units, the exercise of stock options or SARs, or the sale of the Common Stock underlying such awards.
Broad-Based Employee Benefits Programs
The Named Executives are covered by the Company’s employee benefit programs applicable to all employees, which include health, dental, vision, disability and life insurance, healthcare and dependent care savings accounts, limited health club membership reimbursement, paid vacation time and Company contributions to a 401(k) plan. In addition to being eligible to participate in the 401(k) plan, Mr. Fleming, who is on assignment from Australia to the U.S., receives Company contributions into his Australian superannuation account as well as reimbursement of associated U.S. income taxes. Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace and are a necessary element of compensation in attracting, acquiring and retaining talented employees.
Change in Control Agreements and Executive Termination Policy
The Compensation Committee believes that change in control (“CIC”) agreements providing acceleration of Equity Awards and severance compensation protection following a change in control assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transaction, serve as a reward for completing a strategic transaction that is determined to be in the best interest of the Company’s stockholders and reduce the risk that key executive talent will leave the Company before such a transaction is finalized. Therefore, the Compensation Committee has adopted a policy governing the terms of CIC agreements for employees. Pursuant to the policy, the terms, but not the payment amounts, of all CIC agreements for Named Executives are substantially the same, each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and cash payments in lieu of continuation of benefits coverage. CIC agreements are not considered as part of the annual compensation for Named Executives, and thus do not impact decisions made with respect to Base Salary, Cash Bonus and Equity Awards. CIC agreements are provided only to the most senior QAD executives and include benefit amounts based on prior outside research and comparative data used by the Company to determine that its CIC agreements are market competitive.
Each of Mr. Lopker, Ms. Lopker, Mr. Lender and Mr. Fleming has a CIC agreement with the Company that has been approved by the Compensation Committee. Ms. Lopker and Mr. Lender entered into CIC agreements during fiscal year 2009 reflecting current policy. Mr. Lopker’s CIC agreement, also entered into during fiscal year 2009, reflected certain terms carried over from his pre-existing CIC agreement. During fiscal year 2011, Mr. Fleming entered into a CIC agreement reflecting current policy. Ms. Bellamy does not have a CIC agreement.

CIC agreements for the Named Executives provide that 50% of the previously granted, unvested, equity-based compensation for each Named Executive vests immediately upon a change in control. The remaining unvested Equity Awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation prior to the first anniversary date of the change in control and cash in lieu of continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company, actually or constructively, without “cause” within 18 months following a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon being triggered, the CIC agreements provide for the following:
•	A lump sum payment equal to 24, 18, or 12, as applicable, months times the base monthly salary of the Named Executive at the greater of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the 18 months following the change in control;

•	A lump sum payment equal to 2.0, 1.5, or 1.0, as applicable, times the greater of: (a) the average annual bonus paid in the 24 months prior to termination of employment or (b) the target bonus for the year of such termination of employment;

•	Immediate vesting of any unvested equity compensation;

•	A cash payment equivalent to the present value of the projected cost of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, 401(k) matching payments for a period of 24, 18, or 12, as applicable, months following termination plus an amount equal to the portion of the Named Executive’s unvested 401(k) account balance that would vest if the Named Executive had 24, 18, or 12, as applicable, additional months of service for vesting purposes under the Company’s 401(k) plan.
The following table reflects the elements contained in each Named Executive’s CIC agreement:

			Vesting	Cash for
	Months	Bonus	Equity	Months
Name	Base Pay	Multiplier	Awards	Benefits
Karl F. Lopker	24	2.0	Yes	24
Pamela M. Lopker	18	1.5	Yes	18
Daniel Lender	18	1.5	Yes	18
Gordon Fleming	12	1.0	Yes	12
For reasons similar to those for adopting CIC agreements, the Company has an executive termination policy under which certain senior executives with at least six months of service are eligible to receive lump sum payments equal to six months of Base Salary and six months of healthcare continuation coverage premiums following an involuntary termination of employment without cause that is not covered by a CIC agreement.
Mr. Lopker, Ms. Lopker, Mr. Lender and Mr. Fleming are covered by the executive termination policy. However, as part of his return to QAD in fiscal year 2009, Mr. Lender negotiated an arrangement to receive twelve (12) months Base Salary upon termination without cause. Ms. Bellamy is not covered by the executive termination policy.
Administrative Policies and Practices
In administering the compensation programs of the Named Executives, the Compensation Committee typically meets at least four times during each year on the day of regularly scheduled Board of Director meetings. At the end of each such Compensation Committee meeting, the Compensation Committee meets in executive session in order to discuss executive compensation matters outside of the presence of management personnel and members of the Board who are not on the Compensation Committee. The Compensation Committee also meets telephonically to discuss extraordinary items, such as the hiring or termination of a Named Executive. The Compensation Committee members regularly confer with our Chief People Officer on matters regarding the compensation of the Named Executives and other key employees.
The Chief People Officer is the primary contact between management and the Compensation Committee. Each quarter, the Chief People Officer presents reports to the Compensation Committee, including information on the top 25 most highly compensated employees, a 401(k) plan update and the status of any recruitment of senior management. Other directors may be invited to meetings as well as certain employees, including the CEO, the President and the Chief Financial Officer.

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the annual corporate deduction for compensation paid to Named Executives to $1 million per individual, unless certain requirements are met which establish the compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such compensation as performance-based compensation exempt from the deduction limits of Section 162(m).
The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. However, the Compensation Committee has deemed it desirable to retain flexibility in rewarding senior management for contributions that cannot properly be recognized under a predetermined quantitative plan. Therefore, any compensation in excess of the $1 million limitation on deductible compensation will not be deductible by the Company. No Named Executive received compensation in excess of such limitation in fiscal year 2010.
The Company’s compensation and termination arrangements are intended to qualify for exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Section 409A of the Internal Revenue Code.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2010, for filing with the SEC.

Submitted by:	Peter R. van Cuylenburg, Chairman Terence R. Cunningham Thomas J. O’Malia Lee D. Roberts
The Compensation Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), except to the extent that QAD specifically incorporates it by reference to such filing.

Summary Compensation Table
The following table shows the fiscal years 2010, 2009 and 2008 compensation of the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers:

											Change in
											Pension Value
											and
									Non-Equity		Nonqualified
							Option/		Incentive		Deferred
						Stock	SAR		Plan		Compensation	All Other
	Fiscal	Salary		Bonus		Awards	Awards		Compensation		Earnings	Compensation		Total
Name and Principal Position	Year	($)		($)(4)		($)(6)	($)(7)		($)(9)		($)	($)(11)		($)
Karl F. Lopker	2010	280,385	(1)	—		465,896	—		229,479		—	7,350		983,110
Chief Executive Officer	2009	300,000		—		602,750	—		150,870		—	6,900		1,060,520
	2008	300,000		—		805,750	—		224,596		—	6,750		1,337,096
Pamela M. Lopker	2010	280,385	(1)	—		465,896	—		229,479		—	7,350		983,110
Chairman of the Board	2009	300,000		—		602,750	—		150,870		—	6,900		1,060,520
and President	2008	300,000		—		805,750	—		224,596		—	6,750		1,337,096
Daniel Lender	2010	350,000		—		186,446	—		167,268		—	7,350		711,064
Executive Vice President	2009	300,024	(2)	50,000	(5)	1,016,150	210,515	(8)	65,445	(10)	—	50,447	(12)	1,692,582
and Chief Financial Officer	2008	323,000		—		298,710	—		145,124		—	6,822		773,656
Gordon Fleming	2010	254,000		—		146	58,212	(8)	98,716		—	52,828	(13)	463,902
Executive Vice President	2009	254,000		—		70,250	—		73,393		—	48,601	(13)	446,244
and Chief Marketing Officer	2008	254,000		—		128,775	118,434		92,887		—	60,478	(13)	653,558
Kara L. Bellamy	2010	185,000		—		146	41,913	(8)	54,460		—	7,064		288,583
Vice President, Corporate	2009	169,096	(3)	—		—	—		42,864		—	4,819		216,779
Controller & Chief	2008	160,753		—		85,800	47,374		43,064		—	6,099		343,090
Accounting Officer

(1)	Amount reflects reduced wages due to participation in a salary reduction program from May 1, 2009 to December 31, 2009. Mr. and Mrs. Lopker’s annual salary is $300,000.

(2)	Mr. Lender resigned from the Company effective September 12, 2008 and Mr. Lender returned to the Company on October 20, 2008. Amount reflects wages earned. Mr. Lender’s annual salary is $350,000.

(3)	Amount reflects wages earned. Ms. Bellamy’s annual salary is $185,000.

(4)	Discretionary bonus.

(5)	Amount reflects Mr. Lender’s sign-on bonus when he returned to the Company on October 20, 2008.

(6)	The amounts in this column represent the aggregate grant date fair value of RSUs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these stock awards are set forth in Note 10, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2010. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, or the sale of the Common Stock underlying such awards. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding year required under the rules, so that equity awards reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly.

(7)	The amounts in this column represent the aggregate grant date fair value of SARs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these SAR grants are set forth in Note 10, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2010. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the exercise of SARs, or the sale of the Common Stock underlying such awards. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding year required under the rules, so that equity awards reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly.

(8)	On August 12, 2009, the Company completed a one-time Stock Option and Stock Appreciation Right Exchange Program. Mr. Lender, Mr. Fleming and Ms. Bellamy were eligible to exchange existing stock options and SARs for New SARs subject to the same Exchange Program terms as these of other employees. They all elected to exchange all of their eligible options and SARs in the Exchange Program. Because the closing price of the Company’s common stock increased over the course of the exchange period, the Exchange Ratios resulted in the issuance of New SARs with no incremental stock-based compensation expense.

(9)	Non-discretionary bonus.

(10)	Reflects incentive payments for the periods of Mr. Lender’s employment from February 1, 2008 to September 12, 2008 and from October 20, 2008 to January 31, 2009.

(11)	All Other Compensation includes employer matching contributions under the 401(k) plan, if any, and payments related to paid time off earned.

(12)	Amounts include payment related to paid time off earned which was paid at the time of Mr. Lender’s resignation on September 12, 2008.

(13)	All Other Compensation for Mr. Fleming includes contributions to his Australian superannuation account and a reimbursement of United States federal and state tax liabilities incurred on these contributions.
Grants of Plan-Based Awards during Fiscal Year 2010
The following table shows information about the non-equity incentive awards, SARs and RSUs that are reflected in the Summary Compensation Table for fiscal year 2010 and that were granted to the Named Executives either during or with respect to services rendered in fiscal year 2010.

						All Other	All Other
						Stock	Option/SAR
						Awards:	Awards:	Exercise
		Estimated Future Payouts				Number	Number of	or Base
	Grant	Under Non-Equity Incentive				of Shares	Securities	Price	Grant Date
	Date	Plan Awards (1)				of Stock	Underlying	of Equity	Fair Value of
	of Equity	Threshold	Target		Maximum	or Units	Awards	Awards	Equity Awards
Name	Awards	($)	($)		($)(7)	(#)	(#)	($/Sh)	(8)
Karl F. Lopker	10/15/2009					100,030			465,896
		—	300,000	(2)	1,144,800
Pamela M. Lopker	10/15/2009					100,030			465,896
		—	300,000	(3)	1,144,800
Daniel Lender	8/13/2009						76,924	3.91	—	(9)
	10/15/2009					40,030			186,446
		—	200,000	(4)	763,200
Gordon Fleming	8/13/2009						23,932	3.91	—	(9)
	10/15/2009						25,000	4.90	58,212
	10/15/2009					30			146
		—	127,000	(5)	457,200
Kara L. Bellamy	8/13/2009						16,732	3.91	—	(9)
	10/15/2009						18,000	4.90	41,913
	10/15/2009					30			146
		—	64,750	(6)	248,485

(1)	Reflects threshold, target and maximum dollar amounts payable related to the Cash Bonus component of the Named Executives’ compensation during fiscal year 2010, as described in "Compensation Discussion and Analysis — Elements of the Executive Compensation Program.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if individual and corporate Cash Bonus achievements reached 100%; and “Maximum” refers to the maximum payout possible.

(2)	Actual bonus amount paid was $229,479.

(3)	Actual bonus amount paid was $229,479.

(4)	Actual bonus amount paid was $167,268.

(5)	Actual bonus amount paid was $98,716.

(6)	Actual bonus amount paid was $54,460.

(7)	Maximum represents each Named Executive’s (except Mr. Fleming and Ms. Bellamy) bonus percentage times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120%, then further increased by the Corporate Multiplier maximum of 300% and the Customer Satisfaction Multiplier maximum of 120%. For Mr. Fleming, maximum represents his bonus percentage times (a) 60% for the corporate financial target which may be increased up to a ceiling of 300% plus (b) 40% for his metrics-based goals which may be increased up to a ceiling of 100%, then further increased by the Corporate Multiplier maximum of 300% and the Customer Satisfaction Multiplier maximum of 120%. For Ms. Bellamy, maximum represents her bonus percentage times (a) 67% for the corporate financial target which may be increased up to a ceiling of 300% plus (b) 33% for the individual performance goals which may be increased up to a ceiling of 120%, then further increased by the Corporate Multiplier maximum of 300% and the Customer Satisfaction Multiplier maximum of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Board of Directors.

(8)	The amounts in this column represent the aggregate grant date fair value of equity awards granted during fiscal year 2010 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 10, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2010. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of restricted stock units, the exercise of stock options or SARs, or the sale of the Common Stock underlying such awards.

(9)	On August 12, 2009, the Company completed a one-time Exchange Program. Pursuant to the terms of the Exchange Program, eligible participants were able to exchange existing stock options and SARs granted under QAD’s 1997 and 2006 Stock Incentive Programs for a reduced number of new SARs. The Company did not incur any incremental stock-based compensation expense related to the New SARs granted as a result of the Exchange Program. As a result, the grant date fair value for the New SARs issued is zero.

Outstanding Equity Awards at 2010 Fiscal Year-End
The following table contains information concerning outstanding stock options, SARs and RSUs for each of the Named Executives as of January 31, 2010.

	Option/SAR Awards							Stock Awards
			Number of	Number of							Market
			Securities	Securities						Number of	Value of
			Underlying	Underlying						Shares or	Shares or
			Unexercised	Unexercised						Units of	Units of
	Option/		Awards	Awards		Awards		Stock		Stock That	Stock That
	SAR		That Have	That Have		Exercise	Awards	Award		Have Not	Have Not
	Grant		Vested	Not Vested		Price	Expiration	Grant		Vested	Vested
Name	Date		(#)	(#)		($)	Date	Date		(#)	($)(13)
Karl F. Lopker	3/11/2004	(1)	150,000	—		12.32	3/11/2012	6/1/2007	(1)	50,000	274,000
	6/21/2005	(1)	150,000	—		7.69	6/21/2013	9/24/2008	(1)	75,000	411,000
	9/6/2006	(1)	112,500	37,500		7.37	9/6/2014	10/15/2009	(1)	100,000	548,000
								10/15/2009	(12)	30	164

Pamela M. Lopker	3/11/2004	(1)	150,000	—		12.32	3/11/2012	6/1/2007	(1)	50,000	274,000
	6/21/2005	(1)	150,000	—		7.69	6/21/2013	9/24/2008	(1)	75,000	411,000
	9/6/2006	(1)	112,500	37,500		7.37	9/6/2014	10/15/2009	(1)	100,000	548,000
								10/15/2009	(12)	30	164

Daniel Lender	8/13/2009	(2)	0	76,924	(9)	3.91	10/23/2016	10/23/2008	(1)	150,000	822,000
								1/5/2009	(1)	7,500	41,100
								10/15/2009	(1)	40,000	219,200
								10/15/2009	(12)	30	164

Gordon Fleming	1/30/2003		5,550	—		3.25	1/30/2011	9/27/2007	(1)	7,500	41,100
	8/13/2009	(3)	—	1,944	(10)	3.91	3/8/2012	6/17/2008	(1)	7,500	41,100
	8/13/2009	(3)	—	4,800	(10)	3.91	7/12/2013	10/15/2009	(12)	30	164
	8/13/2009	(4)	—	6,316	(10)	3.91	6/7/2014
	8/13/2009	(5)	—	10,872	(10)	3.91	4/2/2015
	10/15/2009	(1)	—	25,000		4.90	10/15/2017

Kara Bellamy	8/13/2009	(3)	—	1,908	(11)	3.91	8/26/2012	1/24/2008	(1)	5,000	27,400
	8/13/2009	(3)	—	1,600	(11)	3.91	7/12/2013	10/15/2009	(12)	30	164
	8/13/2009	(6)	—	3,160	(11)	3.91	6/4/2014
	8/13/2009	(7)	—	5,716	(11)	3.91	12/14/2014
	8/13/2009	(8)	—	4,348	(11)	3.91	4/2/2015
	10/15/2009	(1)	—	18,000		4.90	10/15/2017

(1)	Grant vests in four equal installments commencing on the first anniversary of the grant date and annually thereafter.

(2)	SARs tendered in Exchange Program not vested as of exchange date. New SARs vests in four equal installments commencing on 10/23/2010 and annually thereafter.

(3)	SARs tendered in Exchange Program fully vested. New SARs will become exercisable one year from the date of grant.

(4)	SARs tendered in Exchange Program not fully vested as of exchange date. 4,737 New SARs will vest on 8/13/2010 and 1,579 will vest on 6/7/2011.

(5)	SARs tendered in Exchange Program not fully vested as of exchange date. 5,436 New SARs will vest on 8/13/2010, 2,718 will vest on 4/2/2011 and remaining 2,718 will vest on 4/2/2012.

(6)	SARs tendered in Exchange Program not fully vested as of exchange date. 2,370 New SARs will vest on 8/13/2010 and 790 will vest on 6/7/2011.

(7)	SARs tendered in Exchange Program not fully vested as of exchange date. 2,858 New SARs will vest on 8/13/2010, 1,429 will vest on 12/14/2010 and remaining 1,429 will vest on 12/14/2011.

(8)	SARs tendered in Exchange Program not fully vested as of exchange date. 2,174 New SARs will vest on 8/13/2010, 1,087 will vest on 4/2/2011 and remaining 1,087 will vest on 4/2/2012.

(9)	During the year ended January 31, 2010, as part of the Exchange Program, Mr. Lender tendered 100,000 SARs with an exercise price of $5.12 per SAR in exchange for 76,924 New SARs with an exercise price of $3.91.

(10)	During the year ended January 31, 2010, as part of the Exchange Program, Mr. Fleming tendered 69,000 options and SARs with various exercise prices in exchange for 23,932 New SARs with an exercise price of $3.91.

(11)	During the year ended January 31, 2010, as part of the Exchange Program, Ms. Bellamy tendered 36,000 options and SARs with various exercise prices in exchange for 16,732 New SARs with an exercise price of $3.91.

(12)	Grant vests on 10/7/2010.

(13)	The market value of unvested stock is determined by multiplying the closing market price of the Company’s common stock on January 31, 2010 by the number of shares that have not vested. The closing market price of the Company’s common stock at January 31, 2010 was $5.48.

Option and SAR Exercises and RSUs Vested During Fiscal Year 2010
The table below sets forth information concerning the exercise and vesting of Equity Awards for each Named Executive during fiscal year 2010.

	RSUs Vested			Option and SAR Exercises
	Number of Shares		Value Realized	Number of Shares	Value Realized
	Acquired on Vesting		on Vesting	Acquired on Exercise	on Exercise
Name	(#)		($)(4)	(#)	($)(5)
Karl F. Lopker	50,000		163,500
Pamela M. Lopker	50,000		163,500
Daniel Lender	52,500	(1)	252,525
Gordon Fleming	6,250	(2)	24,988
Kara L. Bellamy	2,500	(3)	14,175

(1)	52,500 shares released, surrendered 18,768 for taxes, net acquisition 33,732 shares.

(2)	6,250 shares released, surrendered 1,340 for taxes, net acquisition 4,910 shares.

(3)	2,500 shares released, surrendered 893 for taxes, net acquisition 1,607 shares.

(4)	Value represents market value at vest date.

(5)	Value represents market value at exercise less the exercise price.
Potential Payments upon Termination or Change in Control
The Company has adopted an Executive Termination Policy under which certain senior executives are eligible for termination benefits in the event the Company terminates their employment without cause, other than relating to a change in control. Other than these termination benefits and the CIC arrangements as described in the Compensation Discussion and Analysis section under “Change in Control Agreements and Executive Termination Policy,” the Company has no plans or arrangements in respect of remuneration that may be received by the Named Executives to compensate such officers in the event of termination of employment or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.
The following table reflects the amounts that would be paid if a termination without cause or a change in control occurred on January 31, 2010.

	Termination	Change in Control
	Without Cause	w/o Termination	Termination Upon Change in Control
	Unrelated to a	50% Vesting of	12 - 24	Vesting of		12 - 24
	Change in	Equity	Months Times	Unvested Equity	1 - 2	Months of
Name	Control	Compensation	Base Salary	Compensation	Times Bonus	Benefits
Karl F. Lopker	161,017	616,582	600,000	1,233,164	600,000	65,489
Pamela M. Lopker	151,703	616,582	450,000	1,233,164	450,000	16,134
Daniel Lender	350,000	601,618	525,000	1,203,235	300,000	45,517
Gordon Fleming	135,311	67,219	254,000	134,438	127,000	45,622
REPORT OF AUDIT COMMITTEE
Charter
The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter which is available on the Investor Relations section of the QAD Internet site at www.qad.com.

Meetings
During fiscal year 2010, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s internal audit director and the partner of the Company’s independent registered public accounting firm. The Audit Committee’s agenda is established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company’s independent registered public accounting firm during which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.
Audit Committee Report
The Board annually reviews the NASDAQ Stock Market listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg is an “audit committee financial expert” as defined by the SEC and the National Association of Securities Dealers rules.
The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes. The Audit Committee also oversees the Company’s Compliance Committee. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control of financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform to accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting.
The Audit Committee appointed KPMG LLP (“KPMG”) to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the year ended January 31, 2010.
During the fiscal year ended January 31, 2010, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Specifically, the Audit Committee, among other actions:
•	Reviewed and discussed with management and the independent registered public accounting firm the Company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC;

•	Reviewed and discussed with management, the independent registered public accounting firm and the internal auditor, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of the Company’s internal control over financial reporting;

•	Reviewed and discussed with the independent registered public accounting firm, management and the internal auditor, the audit scope and plan;

•	Met in periodic executive sessions with each of the independent registered public accounting firm, management and the internal auditor; and

•	Discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
Auditor Independence
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditor’s qualifications, performance and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described on page 32 under “Principal Accounting Fees and Services” is compatible with maintaining the independence of the independent auditor. In addition, the Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Independence Rule 3526 and has discussed with the independent registered public accounting firm its independence from management and the Company.
Audit Committee Recommendation
Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2010 be accepted and included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor
All audit and non-audit services to be performed by the independent auditor require pre-approval by the Audit Committee or its Chairman, provided that the Chairman reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. KPMG currently serves as the Company’s independent auditor.
KPMG was the auditor for the year ended January 31, 2010, and has been selected as auditor for the year ended January 31, 2011. A representative of KPMG is expected to attend the Annual Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the meeting.

Submitted by:	Thomas J. O’Malia, Chairman Terence R. Cunningham Lee D. Roberts Peter R. van Cuylenburg
The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.
Principal Accounting Fees and Services
The fees billed or expected to be billed by KPMG for professional services rendered to the Company during fiscal year 2010 and fiscal year 2009 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
The fees billed by KPMG for fiscal years 2010 and 2009 for services rendered to the Company were as follows:

	Fiscal Year	Fiscal Year
	2010	2009
	(In thousands)
Audit Fees	$1,286	$1,658
Audit-Related Fees	5	—

Total Fees	$1,291	$1,658

Audit Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2010 and 2009, the reviews of the financial statements including the Company Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended January 31, 2010 and 2009.
Audit-Related Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements for fiscal years 2010 and 2009 (but which are not included under “Audit Fees” above). Audit-Related fees consist principally of engagements utilizing certain agreed-upon procedures.
Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members whose activities are reported to the Audit Committee at each regularly scheduled meeting.
Management’s Compliance Committee
Management has established a Compliance Committee of certain executive and non-executive officers to oversee the Company’s compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets at least twice quarterly or more often if needed, and has reported its findings to the Audit Committee in each quarter of fiscal year 2010. In fiscal year 2010, the Compliance Committee met nine times.

Employee Complaint Procedure and Code of Ethics
With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about (i) accounting, internal controls or auditing matters and (ii) legal and regulatory compliance matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.
The Board has approved, and the Company has adopted, the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.,” a copy of which is available on the Investor Relations section on the Company’s Internet site at www.qad.com.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Related Persons
We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has, had or will have a direct or indirect material interest.
Policies and Procedures for Review and Approval of Related Party Transactions
The Board of Directors has adopted a Related Party Transaction Policy (the “RPT Policy”), which supplements the conflict of interest provisions in our Code of Business Conduct. The RPT Policy covers any transaction, arrangement or relationship in which QAD, including any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. The RPT Policy requires that such transactions be reported to the Audit Committee. The Audit Committee is authorized to approve, or ratify, such a transaction (i) in accordance with guidelines set forth in the RPT Policy and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Alternatively, a transaction may be approved by a majority of disinterested members of the Board.
Our Code of Business Conduct applies to all of our directors, officers and employees. It outlines the principles, policies and values that govern the activities of the Company as well as our policy on conflicts of interest. A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest, financial or otherwise, and the interests of the Company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of the Company. It is specifically required by our Code of Business Conduct that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest. In addition, we require our directors and certain executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file reports with the SEC regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2010, except that (i) on August 18, 2009, a late from Form 4 was filed on behalf of Mr. Fleming reporting the cancellation of previously granted SARs in exchange for New SARs that occurred on August 13, 2009, (ii) on August 18, 2009, a late Form 4 was filed on behalf of Ms. Bellamy reporting the cancellation of previously granted SARs in exchange for New SARs that occurred on August 13, 2009, (iii) on October 19, 2009, a late Form 4 was filed on behalf of Mr. Fleming reporting a stock sale that occurred on September 27, 2009 and (iv) on April 8, 2010, an amended Form 3 was filed on behalf of Mr. Adelson reporting an adjustment to his initial holdings as reported on April 24, 2006 and amended on May 11, 2007.

Delivery of Documents to Stockholders Sharing an Address
The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It allows us, with your permission, to send a single set of these reports to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.
A number of brokerage firms have instituted householding. If your family has multiple QAD accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described above under “Annual Report.”
STOCKHOLDER PROPOSALS
Requirements for Stockholder Proposals to be Considered for Inclusion in QAD’s Proxy Materials. If you wish to submit a proposal to be included in our 2011 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before January 19, 2011. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. In accordance with our Bylaws, for any other matter to be properly considered before our 2011 Annual Meeting, such matter must be submitted to us prior to March 11, 2011. In the event next year’s Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to April 4, 2011, the proxy to be solicited by the Board of Directors for the 2011 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2011 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2011 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Corporate Secretary will provide detailed instructions for submitting proposals.

QAD Inc.
Attn: Legal Department
10,000 Midlantic Drive
Suite 100 West
Mt. Laurel, NJ 08054
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01				Karl F. Lopker 02 Pamela M. Lopker 03 Scott J. Adelson 04 Terence R. Cunningham 05 Thomas J. O’Malia
06				Lee D. Roberts 07 Peter R. Van Cuylenburg

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

ADMITTANCE PASS
2010 ANNUAL MEETING OF STOCKHOLDERS
QAD INC.
Wednesday, June 9, 2010
4:30 p.m. Pacific Daylight Time
100 Innovation Place
Santa Barbara, California
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

QAD INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS
2010 Annual Meeting of Stockholders
You are cordially invited to attend the Annual Meeting of Stockholders of QAD Inc. on June 9, 2010, at 100 Innovation Place, Santa Barbara, California. The meeting will begin at 4:30 p.m. Pacific Daylight Time. Admission is limited to stockholders and guests of QAD. This ticket will admit you and should be presented at the meeting to expedite registration. To avoid delays, please arrive early and present this ticket.
The stockholder(s) hereby appoints Karl F. Lopker and Pamela M. Lopker, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of QAD INC. that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 p.m., PDT on June 9, 2010, at 100 Innovation Place, Santa Barbara, CA 93108, and any adjournment or postponement thereof.
Continued and to be signed on reverse side